QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

GENOMIC HEALTH, INC.

SUBSIDIARIES

        Genomic Health International Sarl—100% owned by Genomic Health, Inc.

        Genomic Health International Holdings, LLC—100% owned by Genomic Heath, Inc.

        Oncotype Laboratories, Inc. (inactive)—100% owned by Genomic Health, Inc.

QuickLinks

  Exhibit 21.1
GENOMIC HEALTH, INC. SUBSIDIARIES